EXHIBIT 15.1

Deloitte & Touche
Sociedad de Auditores y Consultores Ltda.
RUT: 80.276.200-3
Av. Providencia 1760
Pisos 6, 7, 8 y 9
Providencia, Santiago
Chile
Fono: (56-2) 270 3000
Fax: (56-2) 374 9177
e-mail: deloittechile@deloitte.com
www.deloitte.cl

November 24, 2006

Banco Santander — Chile
Bandera 140 piso 20
Santiago, Chile

Dear Sirs:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Banco Santander-Chile and its subsidiaries (collectively referred to as “Banco Santander-Chile” or the “Bank”) for the six-month periods ended June 30, 2006, and 2005 and have issued our report dated October 19, 2006. As indicated in such report, because we did not permit an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Form 6-K dated November 27, 2006 for the six-month periods ended June 30, 2005, and 2006 are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Una firma miembro de
Deloitte Touche Tohmatsu